Exhibit 99.1

Fusion Names Michael R. Bauer Chief Financial Officer

NEW YORK, April 13, 2016 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, announced today that Michael R. Bauer has joined the company as Chief Financial Officer. Mr. Bauer brings more than 20 years of experience in financial and management leadership to Fusion, most recently serving as Chief Financial Officer of GTT Communications, Inc., a global cloud networking provider.

At GTT, Mr. Bauer was instrumental in the company’s transformation into a leader in the rapidly expanding cloud services marketplace, successfully leading the debt financing and equity raises to support the significant and rapid, acquisition-led growth. During his tenure, GTT's revenue grew more than six-fold to $375 million. Prior to GTT, Mr. Bauer led the financial planning and analysis and investor relations efforts at MeriStar Hospitality Corporation, one of the nation’s largest publicly-traded hospitality REITs. Mr. Bauer began his career with Arthur Andersen in audit and business advisory services. Mr. Bauer is a Certified Public Accountant and holds his Bachelor of Science degree in Accounting from the Pennsylvania State University.

“We are delighted to welcome Mike to Fusion,” said Matthew Rosen, Fusion’s Chief Executive Officer. “We expect his extensive experience contributing to the rapid growth of a leading cloud services provider and his exceptional track record in financial management will enable him to play a key role in driving our own growth going forward. We can count on him to contribute meaningfully to our efforts involving acquisitions, capital markets and investor relations, in addition to compliance and reporting controls.

“Along with our recent appointment of John G. Hendler to head our sales efforts, we have now filled two key positions within our senior management team, building upon the significant breadth and depth of experience that exists within Fusion to lead the company’s next phase of growth,” Mr. Rosen continued.

“Fusion is at an important stage as we continue to strengthen our nationwide cloud services platform,” said Don Hutchins, Fusion’s President and Chief Operating Officer. “Mike’s strong industry background, which includes successfully integrating multiple acquisitions while at GTT, and impressive financial experience in managing companies through periods of rapid growth will be invaluable to Fusion as we focus on accelerating our organic growth strategy as well as our acquisition strategy.”

About Fusion

Fusion, a leading provider of cloud solutions to small, medium and large businesses, is the industry’s single source for the cloud. Fusion’s advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, cloud connectivity, and cloud computing. Fusion’s innovative, yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability, and speed of deployment. For more information, please visit www.fusionconnect.com.

Fusion Contact
Brian Coyne
212-201-2404
bcoyne@fusionconnect.com

Darrow Associates Contacts for Fusion
Jordan Darrow
(631) 367-1866
jdarrow@darrowir.com

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com